UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 21, 2025

ALGORHYTHM HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-41405	95-3795478
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6301 NW 5th Way, Suite 2900
Fort Lauderdale, FL	33309
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:	(954) 596-1000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RIME	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointments of Scott Thorn and Kapil Gupta to the Board of Directors

On October 6, 2025, Scott Thorn and Kapil Gupta were appointed to serve as members of the Board of Directors (the “Board”) of Algorhythm Holdings, Inc. (the “Company”). Messrs. Thorn and Gupta will serve as members of the Board until the next annual meeting of the Company’s stockholders, and until their successors are elected and qualified or until their earlier death, resignation or removal. In addition, the Board appointed Mr. Thorn to serve as a member of the audit committee and compensation committee, and appointed Mr. Gupta to serve as a member of the audit committee and nominating and corporate governance committee.

Scott Thorn, age 46, has served as the President and Chief Operating Officer of InvitedHome, a leading luxury hospitality and real estate services company operating in premier U.S. ski destinations, since October 2024. Prior to that, he served as the Co-Founder and Chief Strategy Officer of Open Book Extracts, a cGMP-certified manufacturer of premium federally legal hemp-derived cannabinoid ingredients and wellness products, from February 2019 to October 2024. Earlier in his career, Scott served as a Managing Director of Douglas Wilson Companies, a leading provider of specialized business, receivership, and real estate services.

The Board concluded that Mr. Thorn is qualified to serve on the Board because of his substantial experience as a strategic thought leader executing aggressive business and revenue growth strategies for early-stage, high-growth companies.

Kapil Gupta, age 58, is a seasoned global technology and business leader with more than 25 years of experience driving innovation, operational excellence, and large-scale digital transformation across the public and private sectors. He has served as the Service Line Leader for Application Operations – Public Markets (US) at IBM, a global technology innovator, since April 2025. He has also served as a Project Executive for California’s Medicaid Program since May 2017. Earlier in his career, Mr. Gupta held senior leadership roles at Cambridge Solutions, a leading provider of software solutions for supply chain, purchasing, and performance management, and Talisma Corporation, a leading provider of a digital customer engagement platform, and served as a Manager at KPMG LLP, a leading global provider of audit, tax, and advisory services.

The Board concluded that Mr. Gupta is qualified to serve on the Board because of his extensive experience as a global technology leader offering deep technical expertise and strategic business acumen.

In accordance with the Company’s compensation package for non-employee directors, Messrs. Thorn and Gupta are eligible to participate in the Company’s standard compensation arrangements for non-employee directors which consists of cash and equity compensation for service on the Board.

There are no arrangements or understandings between Messrs. Thorn and Gupta and any other persons pursuant to which Messrs. Thorn and Gupta were appointed directors of the Company, and there are no family relationships between Messrs. Thorn and Gupta and any director or executive officer of the Company.

The Company will enter into its standard form of indemnification agreement with Messrs. Thorn and Gupta, a copy of which is filed as Exhibit 10.1 to the Company’s Form 8-K filed on May 27, 2022. Other than the indemnification agreement, Messrs. Thorn and Gupta have no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed.

Resignation of Mathieu Peloquin from the Board of Directors

On October 6, 2025, Mathieu Peloquin, a member of the Board, notified the Company of his decision to resign from the Board effective that same date. Mr. Peloquin’s resignation was not the result of any disagreements with the Company regarding any matters related to its operations, policies, practices, or otherwise.

Departure of Bernardo Melo as Chief Revenue Officer

On August 21, 2025, Bernardo Melo was terminated as Chief Revenue Officer of the Company. Mr. Melo’s termination as Chief Revenue Officer was not the result of any disagreements with the Company regarding any matters related to its operations, policies, practices, or otherwise. Mr. Melo will continue to serve as a member of the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2025	ALGORHYTHM HOLDINGS, INC.

	By:	/s/ Alex Andre
	Name:	Alex Andre
	Title:	Chief Financial Officer and General Counsel